EXHIBIT 10.4

Blackstone Management Partners IV L.L.C.
H&F Administration IV, LLC
Kohlberg Kravis Roberts & Co. L.P.
TPG GenPar III, L.P.
TPG GenPar IV, L.P.

December 15, 2004

Texas Genco LLC
12301 Kurland Drive, 4th Floor
Houston, Texas 77034

Ladies and Gentlemen:

This letter serves to confirm the retention by Texas Genco LLC (the “Company”) of Blackstone Management Partners IV L.L.C. (“BMP”), H&F Administration IV, LLC (“H&F”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and TPG GenPar III, L.P. and TPG GenPar IV, L.P. (together, “TPG”) to provide management, consulting and financial services to the Company and its divisions, subsidiaries and affiliates (collectively, “Texas Genco”), as follows below. BMP, H&F, KKR and TPG are collectively referred to herein as the “Sponsor Management Entities” or “us”.

1.             The Company has retained us, and we hereby agree to accept such retention, to provide to Texas Genco, when and if called upon, certain management, consulting and financial services of the type customarily performed by us.  The Company agrees to pay us an annual fee in an amount equal to ten million dollars ($10,000,000.00) (the “Annual Fee”).  Commencing January 1, 2005, each payment of the Annual Fee shall be payable in quarterly installments in arrears at the end of each calendar quarter.  Amounts payable by the Company to the Sponsor Management Entities pursuant to this paragraph shall be paid to each respective Sponsor Management Entity pro rata based on the percentage equity interests in the Company held by affiliates of such Sponsor Management Entity (relative to the equity interests held by affiliates of the other Sponsor Management Entities who own equity interests in the Company) during the calendar quarter with respect to which such fee is owed.  In the event that the relative percentage equity interests in the Company held by affiliates of such Sponsor Management Entities vary throughout the calendar quarter with respect to which such fee is owed, the amounts payable shall be allocated among the Sponsor Management Entities based on average of their respective percentage equity interests over the entire quarterly period.  All amounts paid by the Company to the Sponsor Management Entities pursuant to this paragraph shall be made by wire transfer of same-day funds to the respective bank accounts designated by the Sponsor Management Entities, and shall not be refundable under any circumstances.  For purposes of this letter, to the extent any two or more Sponsor Management Entities are each affiliated with the same entities that own equity interests in the Company, such equity interests shall in each case be measured without any duplication for purposes of allocations of amounts between the Sponsor Management Entities.

To the extent the Company is not permitted to pay the Annual Fee by reason of any prohibition on such payment pursuant to the terms of any debt financing agreement or instrument of the Company or any of its subsidiaries, the payment by the Company to the Sponsor Management Entities of the Annual Fee shall not be due and payable until immediately on the earlier of (i) the first date on which the payment of such deferred Annual Fee is no longer prohibited under the applicable agreement or instrument and the Company is otherwise able to make such payment, and (ii) total or partial liquidation, dissolution or winding up of the Company.

The parties hereto acknowledge and agree that an objective of the Company is to maximize value for its direct and indirect equityholders, which may include the consummation by the Company or a successor entity of an initial Public Offering (as defined in the Company’s Amended and Restated Limited Liability Company Agreement) (an “IPO”).  The services provided to the Company by the Sponsor Management Entities will help to facilitate the consummation of an IPO, should the Company determine to pursue such a transaction.  In the event an IPO is consummated, upon the written request of the Sponsor Management Entities whose affiliates own a majority of the equity interests in the Company held by affiliates of the Sponsor Management Entities, in lieu and in termination of any further right to receive the Annual Fee following the IPO, the Company shall pay on the date of consummation of such IPO, an aggregate success fee of thirty million dollars ($30,000,000.00) in cash.  Such amount shall be paid to each respective Sponsor Management Entity pro rata based on the percentage equity interests in the Company held by affiliates of such Sponsor Management Entity (relative to the equity interests held by affiliates of the other Sponsor Management Entities who own equity interests in the Company) on the day immediately prior to the consummation of the IPO.

2.             In consideration for our structuring services rendered in connection with the transactions contemplated in the Transaction Agreement, dated as of July 21, 2004 by and among the Company and the other parties thereto (the “Transaction Agreement”, and such transactions, the “Transactions”), which such services included, but were not limited to, financial advisory services and capital structure review, the Company agrees to also pay a one-time transaction fee to us in a total amount equal to fifty million dollars ($50,000,000.00), payable immediately upon the completion of the Non-STP Acquisition (as defined in the Transaction Agreement).  Such payment shall be made to the Sponsor Management Entities as follows:

BMP	25.0%
H&F	25.0%
KKR	25.0%
TPG	25.0%

3.             Each Sponsor Management Entity may also invoice the Company for additional fees in connection with acquisition or divestiture transactions or in the event that such Sponsor Management Entity, or any of its affiliates, perform services for Texas Genco above and beyond those called for by this agreement.

4.             In addition to any fees that may be payable to us under this agreement, the Company also agrees to reimburse us and our affiliates, from time to time upon request, for all reasonable out-of-pocket costs and expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention and/or the Transactions, including travel expenses and fees and expenses of any independent professionals and organizations, including independent accountants, outside legal counsel and consultants.

5.             The Company agrees to indemnify and hold us, our affiliates (including, without limitation, affiliated investment entities) and their and our respective partners, executives, officers, directors, employees, agents and controlling persons (each such person, including us, being an “Indemnified Party”) harmless from and against (i) any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of Texas Genco or creditors or future creditors of Texas Genco), joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by this agreement or our retention pursuant to, and our or our affiliates’ performance of the services contemplated by, this agreement and (ii) any and all losses, claims, damages and liabilities, joint, several or otherwise, related to or arising out of any action or omission or alleged action or omission related to the Company or any of its direct or indirect subsidiaries or the securities or obligations of any such entities.  The Company will further, reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company; provided, however, that the Company will not be liable under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from our action or omission that is a criminal act that we had no reasonable cause to believe was lawful or that constitutes fraud, willful misconduct or gross negligence.  The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Texas Genco related to or arising out of our retention pursuant to, or our affiliates’ performance of the services contemplated by, this agreement except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from our action or omission that is a criminal act that we had no reasonable cause to believe was lawful or that constitutes fraud, willful misconduct or gross negligence.

The Company also agrees that, without our prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure to so notify the Company shall not relieve the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced the Company.  If the Company so elects within a reasonable time after receipt of such notice, the Company may participate at its own expense in the defense of such suit, action, proceeding or investigation.  Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding or investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and disbursements of such counsel shall be borne by the Company; provided, however, that the Company will not be required in connection with any such suit, action, proceeding or investigation, or separate but substantially similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all Indemnified Parties in any single action or proceeding.  Whether or not the Company participates in the defense of any claim, the Company and we shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for in clause (i) of the first sentence of this Section 5 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from our action or omission that is a criminal act that we had no reasonable cause to believe was lawful or that constitutes fraud, willful misconduct or gross negligence), then the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and the applicable Sponsor Management Entity (in respect of its related Indemnified Parties), on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by Texas Genco on the one hand and the applicable Sponsor Management Entity, solely in such applicable Sponsor Management Entity’s capacity as an advisor under this agreement, on the other hand in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Texas Genco on the one hand and the Indemnified Party on the other, as well as any other relevant equitable considerations; provided, however, that in no event shall the applicable Sponsor Management Entity’s aggregate contribution hereunder exceed the amount of fees actually received by the applicable Sponsor Management Entity in respect of the transaction at issue pursuant to this agreement.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim.  The Company and we agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.  The indemnity, contribution and expense reimbursement obligations that the Company has under this letter shall be in addition to any liability the Company or Texas Genco may have, and notwithstanding any other provision of this letter, shall survive the termination of this agreement.

6.             Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than Texas Genco’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

7.             Each of the Sponsor Management Entities shall act as an independent contractor, with duties solely to Texas Genco.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

8.             This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

9.             This agreement shall continue in effect from year to year unless amended or terminated by mutual consent; provided, however, that if the affiliates of a Sponsor Management Entity shall cease to hold any equity interests in Texas Genco, the consent of such Sponsor Management Entity shall not be required for the termination of this agreement or any amendment to this agreement that is not adverse to such Sponsor Management Entity.

10.           Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

11.           If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

12.           Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

13.           Any notices or other communications required or permitted by this agreement will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

c/o The Blackstone Group

345 Park Avenue

31st Floor

New York, New York  10154

Attention:  David Foley

Facsimile:  (212) 583-5913

if to H&F:

c/o Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, CA  94123

Attention:  Philip Hammarskjold

Facsimile: (415) 788-0176

if to KKR:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, New York  10019

Attention: Marc Lipschultz

Facsimile: (212) 750-0003

if to TPG:

Texas Pacific Group

345 California Street

33rd Floor

San Francisco, CA  94104

Attention: Michael MacDougall

Facsimile:  (415) 743-1501

if to Texas Genco LLC:

Texas Genco LLC

12301 Kurland Drive

4th Floor

Houston, TX  77034

Attention:  Chief Legal Officer

Facsimile:  (713) 207-6546

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York  10017

Attention:  David J. Sorkin

Brian M. Stadler

Facsimile:  (212) 455-2502

14.           It is expressly understood that the foregoing paragraphs 3-8, 11, 12 and 13 in their entirety, survive any termination of this agreement.

15.           This agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:	/s/ David Foley
Name: David Foley
Title:

H&F ADMINISTRATION IV, LLC
By:	Its Manager, H&F Investors III, Inc.

By:	/s/ Phillip Hammarskjöld
Name: Phillip Hammarskjöld
Title: Vice President

KOHLBERG KRAVIS ROBERTS & CO. L.P.
By:	KKR & CO. LLC, its general partner

By:	/s/ Marc Lipschultz
Name: Marc Lipschultz
Title:

TPG GENPAR III, L.P.
By:	TPG Advisors III, Inc., its General
Partner

By:	/s/ Michael MacDougall
Name: Michael MacDougall
Title:

TPG GENPAR IV, L.P.
By:	TPG Advisors IV, Inc., its General
Partner

By:	s/ Michael MacDougall
Name: Michael MacDougall
Title:

AGREED TO AND ACCEPTED BY:

Texas Genco LLC

By:
Name:
Title: